                                                                EXHIBIT 4.11


                      Dated the 26th day of September 2002



                       TCL INTERNATIONAL HOLDINGS LIMITED
                                (the "Company")

                                      and

                      Subscribers as set out in Schedule 1



                      ------------------------------------

                             SUBSCRIPTION AGREEMENT

                in respect of the issue of convertible notes by

                       TCL INTERNATIONAL HOLDINGS LIMITED

                      ------------------------------------



                              CHEUNG, TONG & ROSA
                             Solicitors & Notaries
                       Rooms 1621-33, Sun Hung Kai Centre
                                30 Harbour Road

                Tel: (852) 2868 0393        Fax: (852) 2810 0556
                       e-mail: contact@ctrlawyers.com.hk

T H I S   A G R E E M E N T is made on the 26th day of September Two thousand and Two.

1) TCL INTERNATIONAL HOLDINGS LIMITED a company incorporated in the Cayman Islands and whose registered office is situate at Ugland House, South Church Street, P.O. Box 309, George Town, Grand Cayman, Cayman Islands, British West Indies with principal place of business in Hong Kong at 13th Floor, TCL Tower, 8 Tai Chung Road, Tsuen Wan, New Territories, Hong Kong (the "Company"); and

2) Such persons more particularly set out in Schedule 1 hereto who have executed this Subscription Agreement

     (the "Subscribers" and each a "Subscriber").


WHEREAS:

A) The Company was incorporated in the Cayman Islands under the Company Law of the Cayman Islands as an exempted company on 23 April 1999 and presently has an authorised share capital of HK$500,000,000 divided into 5,000,000,000 Shares (as hereinafter defined) and issued share capital of HK$259,447,460 divided into 2,594,474,602 Shares.

B) The Company is entitled to grant Options (as hereinafter defined) to its employees. As at the date hereof, certain Options have been granted but upon the grant and exercise of the subscription rights in full under the Options (subject to any adjustment provided under the Share Option Scheme) 83,255,313 Shares will be allotted and issued on or before the 28 April 2005.

C) The Company has agreed to issue and the Subscribers have agreed to subscribe for the Notes to the extent of the face value as more particularly set out in column 5 against their respective name in Schedule 1 hereto and subject to the terms and conditions set out in this Agreement.

D) It is intended by the parties hereto that the proceeds from the issue of the Notes will be applied towards the acquisition under the S&P Agreement.


NOW IT IS HEREBY AGREED AS FOLLOWS:-

PURPOSE AND DEFINITION

                                       1

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     1.   The Schedules form an integral part of this Agreement and shall be construed and have the same full force and effect as if expressly set out in the main body of this Agreement.

     2. The words and expressions set out below shall have the meanings attributed to them below unless the context otherwise requires:-

     "Accounts"          the latest published audited consolidated accounts of
                         the Company and its subsidiaries comprising their consolidated balance sheet as at 31 December 2001 and their consolidated profit and loss account in respect of the financial year ended 31 December 2001;

     "Agreement"         this Subscription Agreement;

     "Business Day"      a day (other than Saturday) on which banks in Hong Kong
                         are open to conduct business generally;

     "Certificates"      the certificates to be issued in respect of the Notes
                         substantially in the form set out in Schedule 2;

     "Companies          Companies Ordinance (Cap. 32) of the Laws of Hong Kong;
     Ordinance"

     "Completion"        completion of the transaction contemplated herein
                         pursuant to Clause 15 and Schedule 3;

     "Completion Date"   the third Business Day following the date on which the
                         Condition Precedent is fulfilled or such other date as the parties hereto may agree, provided that the date of Completion shall not be earlier than the date of completion of the S&P Agreement;

     "Conditions"        the terms and conditions to be attached to the
                         Certificate substantially in the form set out in
                         Schedule 2 (with such minor amendments thereto as the parties may agree), and "Condition" refers to the relative numbered paragraph of the Conditions;

     "Condition          the condition(s) precedent set out in Clause 12;
     Precedent"

     "Conversion Date"   the date on which the Conversion Rights are exercised
                         in accordance with Conditions 24 to 25 of Schedule 2;

     "Conversion Rights" the rights attached to the Notes to convert the same or a part thereof into Conversion Shares;

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     "Conversion Shares" the Shares to be issued by the Company upon exercise by the Noteholder of the Conversion Rights;

     "Equity Share       the issued share capital of the Company excluding any
     Capital"            part thereof which does not either as respects
                         dividends or as respects capital carry any right to participate beyond a specified amount or beyond an amount calculated by reference to a specified rate in a distribution;

     "Hong Kong"         the Hong Kong Special Administrative Region of the
                         People's Republic of China;

     "Listing Rules"     the Rules Governing the Listing of Securities on the
                         Stock Exchange;

     "Notes" notes for the principal amounts aggregating up to HK$350,000,000 to be issued by the Company under this Agreement with the benefit of and subject to the provisions of the Conditions and each a Note;

     "Noteholder"        the person who is for the time being the registered
                         holder of a Note;

     "Options"           options granted under the old share option scheme of
                         the Company adopted on 15 November 1999 and options granted or to be granted to employees and executive directors of the Company pursuant to the existing share option scheme (the "Share Option Scheme") adopted by the Company on 30 October 2001 under which scheme the directors of the Company are entitled to grant options to subscribe, subject to adjustments, up to 10% of the aggregate nominal amount of the issued share capital of the Company as at the date of approval of the Share
                         Option Scheme (as amended by the Listing Rules);

     "S&P Agreement"     the sale and purchase agreement dated 26 September 2002
                         entered into between Mate Fair Group Limited as the vendor and TCL Holdings (BVI) Limited as the purchaser and Mr. Wong Toe Yeung as the guarantor in relation to the acquisition by TCL Holdings (BVI) Limited of a 13.8% equity interest in Huizhou TCL Mobile
                         Communication Co. Ltd., a Sino-foreign equity joint venture established in March 1999 in the PRC;

     "Shares" the shares of HK$0.10 each in the issued share capital of the Company existing on the date of this Agreement and all other (if any) stock or shares from time to time and for the time being ranking pari passu therewith and all other (if any) shares or stock in the Equity Share Capital of the Company resulting from any sub-division, consolidation or re-classification of Shares;

     "Stock Exchange"    The Stock Exchange of Hong Kong Limited;

     "Warranties"        the representations, warranties and undertakings under
                         Clause 17 and Schedule 4;

     "HK$"               Hong Kong dollars.

3. Except as otherwise expressly provided, expressions defined in the Companies Ordinance have the same meaning in this Agreement.

4.   A reference to a statute or statutory provision includes a reference:-

     4.1 to that statute or provisions as from time to time modified or re-enacted;

     4.2 to any repealed statute or statutory provision which it re-enacts (with or without modification); and

     4.3 to any orders, regulations, instruments or other subordinate legislation made under the relevant statute or statutory provision.

5.   Unless the context otherwise requires:-

     5.1  words in the singular include the plural, and vice versa;

     5.2  words importing any gender include all genders; and

     5.3 a reference to a person includes a reference to a body corporate and to an unincorporated body of persons.

6. A reference to a Clause, Sub-Clause or Schedule is to a clause, sub-clause or schedule (as the case may be) of or to this Agreement.

7.   The headings are for convenience only and do not affect interpretation.

8.   The definitions adopted in the recitals apply throughout this Agreement.



ISSUE AND SUBSCRIPTION OF THE NOTES

9. Subject to fulfilment of the Condition Precedent and on Completion, the Subscribers shall subscribe for the Notes to the extent of the face value as more particularly set out in column 5 against their respective name in
     Schedule 1 hereto and shall pay or procure that there by paid to the Company the amount of the face value of the Notes to be subscribed being the subscription moneys for the Notes.

10. Subject to fulfilment of the Condition Precedent and on Completion, the Company shall upon receipt of the sum as specified in Clause 9 issue the Notes at its full face value as subscribed to the Subscribers provided that all (but not part only) of the Notes are subscribed, otherwise the Company is under no obligation to issue any of the Notes.

11. It is expressly agreed and understood that the subscription of all (but not part only) Notes shall be completed simultaneously.



CONDITION PRECEDENT

12.  It shall be a condition precedent of Completion that prior thereto:-

     12.1 the Stock Exchange shall have approved and not withdrawn approval for the issue of the Notes (either unconditionally or subject only to conditions to which neither the Company nor the Subscribers reasonably object and the satisfaction of such conditions);

     12.2 the Listing Committee of the Stock Exchange shall have granted (either unconditionally or subject only to conditions to which neither the Company nor the Subscribers reasonably object) listing of and permission to deal in the Conversion Shares;

     12.3 the shareholders of the Company shall have approved at an extraordinary general meeting the issue of the Notes and the allotment and issue of the Conversion Shares upon the exercise of the Conversion Rights attaching thereto (at which the Subscribers and their respective associates shall abstain from voting); and

     12.4 all the conditions precedent as set out in Clauses 6.2 to 6.7 of the S&P Agreement have been fulfilled.

13. The Company undertakes to the Subscribers to use its best endeavours to ensure that the Condition Precedent is fulfilled as early as practicable and in any event not later than 31 January 2003 or such later date as the Subscribers and the Company may agree.

14. If the Condition Precedent has not been fulfilled on or before 31 January 2003 or such later date as may be agreed between the Subscribers and the Company, this Agreement will lapse and become null and void and the parties will be released from all obligations hereunder, save the liabilities for any antecedent breaches hereof.



COMPLETION

15. Subject to fulfilment of the Condition Precedent and Clause 16, Completion shall take place at the office of the solicitors for the Company, Messrs. Cheung, Tong & Rosa at

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     Rooms 1621-33, 16/F., Sun Hung Kai Centre, 30 Harbour Road, Hong Kong on
     the Completion Date and each party shall perform its respective obligations set out in Schedule 3.

16. In no event shall Completion take place earlier than the date and time at which completion of the S&P Agreement takes place in accordance with the terms and conditions thereof.


REPRESENTATIONS, WARRANTIES AND UNDERTAKINGS

17. The Company hereby represents, warrants and undertakes to the Subscribers in the terms set out in Clauses 17 to 19 and Schedule 4 as at the date hereof and that each of the Warranties is now and will at Completion and will at all times between the date of this Agreement and the Completion Date, be true, complete and accurate in all respects and the Company hereby agrees and acknowledges that the Subscribers are entering into this Agreement in reliance on the Warranties.

18. The Company shall notify the Subscribers upon it becoming aware prior to Completion of any event which could reasonably be expected to cause any of the Warranties to be incorrect, misleading or breached in any material respect or which may have any material adverse effect on the assets or liabilities of the Company.

19. If any party fails to perform any of its obligations in any material respect (including its obligation at Completion) under this Agreement or breaches any of the terms or Warranties set out in this Agreement in any material respect prior to Completion then without prejudice to all and any other rights and remedies available at any time to a non-defaulting party (including but not limited to the right to damages for any loss suffered by that party) any non-defaulting party may, by notice either require the defaulting party to perform such obligations or, insofar as the same is practicable, remedy such breach, or to the extent it relates to the failure of the defaulting party to perform any of its obligations on or prior to Completion in any material respect treat the defaulting party as having repudiated this Agreement and rescind the same. The rights conferred upon the respective parties by the provision of this Clause 19 are additional to and do not prejudice any other rights the respective parties may have. Failure to exercise any of the rights herein conferred shall not constitute a waiver of any such rights.


THE SUBSCRIBERS' UNDERTAKING

20. Each of the Subscribers hereby specifically undertakes in favour of the Company that it will not exercise any of the conversion rights in and under the Notes if immediately after such conversion there shall be less than the prescribed minimum percentage of securities of the Company in the hands of the public within the meaning of Rule 8.08 of the Listing Rules by reason of such conversion. This undertaking shall survive Completion.

21. Each of the Subscribers represents and warrants, and agrees, that it shall not, for a period of six months from the date of issue of the Notes, offer for sale, sell, transfer or otherwise dispose of any Notes or Shares to be issued upon conversion of the Notes unless the prior written consent of the Company to such offer for sale, sale, transfer or disposal is obtained.


ANNOUNCEMENT

22. Save as required by law or by the Stock Exchange or by any relevant regulatory authority, neither of the parties hereto shall make any announcement in relation to this Agreement without the consent of the other party (such consent not to be unreasonably withheld).


NOTICES

23. Any notice required or permitted to be given by or under this Agreement shall be in writing and shall be given by delivering it to the address of the relevant party concerned

     23.1. in the case of the Company to its principal place of business address in Hong Kong shown on the first page of this Agreement (marked for the attention of Li Dong Sheng); or

     23.2. in the case of the Subscribers to their respective correspondence address in Hong Kong shown in column 4 against their respective names in Schedule 1 and marked for attention of the person named thereunder.

     or to such other address in Hong Kong as the party concerned may have been notified to the other party pursuant to this Clause 23 and may be given by sending it by hand or in a prepaid envelope by post to such address or (in either case) to such other address in Hong Kong as the party concerned may have notified to the other party in accordance with this Clause 23 and such notice shall be deemed to be served at the time of delivery or (as the case may be) 48 hours after posting, or if sooner upon acknowledgement of receipt by or on behalf of the party to which it is addressed.


COSTS AND EXPENSES

24. Each party shall bear its own legal, accountancy and other costs and expenses incurred in connection with preparation, negotiation and settlement of this Agreement. Capital fees or stamp duty (if any) relating to the issue and delivery of the Notes shall be borne by the Company.


GENERAL PROVISIONS RELATING TO AGREEMENT

25.  Any date or period of time shall be of the essence of this Agreement.

26. Each party undertakes to the other to execute or procure to be executed all such documents and to do or procure to be done all such other acts and things as may be reasonable and necessary to give all parties the full benefit of this Agreement.

27. This Agreement shall be binding on and enure for the benefit of the successors of each of the parties and shall not be assignable.

28. The exercise of or failure to exercise any right or remedy in respect of any breach of this Agreement shall not, save as provided herein, constitute a waiver by such party of any other right or remedy it may have in respect of that breach.

29. Any right or remedy conferred by this Agreement on any party for breach of this Agreement (including without limitation the breach of any representations and warranties) shall be in addition and without prejudice to all other rights and remedies available to is in respect of that breach.

30. Any provision of this Agreement which is capable of being performed after Completion but which has not been performed at or before Completion and all representations and warranties and other undertakings contained in or entered into pursuant to this Agreement shall remain in full force and effect notwithstanding Completion.

31. This Agreement constitutes the entire agreement between the parties with respect to its subject matter (neither party having relied on any representation or warranty made by the other party which is not contained in this Agreement) and no variation of this Agreement shall be effective unless made in writing and signed by all of the parties.

32. This Agreement supersedes all and any previous agreements, arrangements or understanding between the parties relating to the matters referred to in this Agreement and all such previous agreements, understanding or arrangements (if any) shall cease and determine with effect from the date hereof.

33 If at any time any provision of this Agreement is or becomes illegal, void or unenforceable in any respect, the remaining provisions hereof shall in no way be affected or impaired thereby.


GOVERNING LAW AND JURISDICTION

34. This Agreement shall be governed by and construed in accordance with the laws of Hong Kong and each party hereby submits to the non-exclusive jurisdiction of the courts of Hong Kong as regards any claim or matter arising under this Agreement and agrees that process may be served at the address for service of notices pursuant to Clause 23.


COUNTERPARTS

35. This Agreement may be executed by the parties hereto in any number of counterparts and on separate counterparts, each of which when so executed shall be deemed an

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     original but all of which shall constitute one and the same instrument and is binding on all parties.

                                   SCHEDULE 1
                              (the "Subscribers")

Column 1         Column 2            Column 3                      Column 4                                Column 5
--------         --------            --------                      --------                                --------
Name             Place of            Registered Office             Hong Kong Correspondence Address        Face Value of Notes
                 Incorporation                                                                             Subscribed For
----             --------------      -----------------             --------------------------------        -------------------
1 United Asset   British Virgin      Offshore Incorporations       Address:  Room 904, Tower 1, China      HK$210,000,000
  Investments    Islands             Limited, P.O. Box 957,                  Hong Kong City, 33 Canton
  Limited                            Offshore Incorporations                 Road, Tsimshatsui, Kowloon
                                     Centre, Road Town, Tortola,   Fax No.:  2302 0996
                                     British Virgin Islands        Attn.:    Wong Toe Yeung

2 Go-Win         British Virgin      Sea Meadow House,             Address:  Room 904, Tower 1, China      HK$100,000,000
  Limited        Islands             Blackburne Highway, P.O.                Hong Kong City, 33 Canton
                                     Box 116, Road Town,                     Road, Tsimshatsu, Kowloon
                                     Tortola, British Virgin       Fax No.:  2302 0996
                                     Islands                       Attn.:    Wong Toe Yeung

3 Nam Tai        British Virgin      P.O. Box 3342, Road Town,     Address:  15th Floor, China Merchants   HK$40,000,000
  Electronics,   Islands             Tortola, British Virgin                 Tower, Shun Tak Centre,
  Inc.                               Islands                                 168-200 Connaught Road
                                                                             Central, Hong Kong
                                                                   Fax No.:  2263 1224
                                                                   Attn.:    Li Shi Yuen, Joseph

                                   SCHEDULE 2

                       TCL INTERNATIONAL HOLDINGS LIMITED
                          (TCL [CHINESE CHARACTERS])*

          (Incorporated in the Cayman Islands with limited liability)

             3% CONVERTIBLE NOTES AGGREGATING UP TO HK$350,000,000


Issued pursuant to the Memorandum of Association and Articles of Association of TCL International Holdings Limited (the "Company") and a resolution of its Board of Directors passed on the 26 day of September, 2002 and pursuant to an ordinary resolution of the Company passed at an extraordinary general meeting held on [*], 2002.

                               THIS IS TO CERTIFY

     that [*] whose registered office is situate at [*] is, at the date hereof, entered in the register of holders of 3% convertible notes due 2005 (the "Notes") as the holder of the Note with a principal amount of [HK$*]). The Notes are issued with the benefit of and subject to the terms and conditions attached hereto which shall form an integral part of this Certificate.


     GIVEN under the Seal of the Company this [*] day of [*], 2002


----------------------------        Director


----------------------------  Secretary/Director


Notes:-

The Notes cannot be transferred to bearer on delivery and is only transferable to the extent permitted by Condition 5 of the terms and conditions thereof. This Certificate must be delivered to the secretary of TCL International Holdings Limited for cancellation and reissue of an appropriate certificate in the event of any such transfer.

* for identification purpose only


                                   ----------

              (For endorsement in the event of partial conversion)


     Date                 Amount Converted              Amount Outstanding
     ----                 ----------------              ------------------

                       TERMS AND CONDITIONS OF THE NOTES



The Notes shall be held subject to and with the benefit of the terms and conditions set out below and such terms and conditions shall be binding on TCL INTERNATIONAL HOLDINGS LIMITED ("the Company"). Expressions defined in the Subscription Agreement (the "Agreement") dated 26th September 2002 between the subscribers as set out in Schedule 1 to the Agreement and TCL INTERNATIONAL HOLDINGS LIMITED relating to the Notes shall bear the same meaning in this Certificate:-

FORM AND TITLE

     FORM

1. The Notes are in registered form and represented by note certificates ("Certificates") in which the principal amount is specified. Each Certificate will have an identifying number which will be recorded on the relevant Certificate and in the register of Noteholders (the "Register") which the Company will keep in compliance with Condition 8.

     TITLE

2. Title to the Note passes by transfer and registration in the Register of Noteholders as described in the Conditions 5 to 7. The registered holder of any Note will (except as otherwise required by applicable law or statutory requirements) be treated as its absolute owner for all purposes (whether or not it is overdue and regardless of any notice of ownership, trust or any interest thereof or therein, any writing thereon, or any theft or loss thereof) and no person shall be liable for so treating such holders. Any Note held jointly shall be delivered to that one of the joint holders whose name stands first in the Register in respect of the joint holding.

PERIOD

3. Subject as provided herein, the Company shall repay such principal moneys outstanding under the Notes to the Noteholder together with all interest accrued thereon up to and including the date of repayment on the third anniversary of the date of issue of the Notes (the "Maturity Date").

STATUS AND TRANSFER

4. The obligations of the Company arising under each of the Notes constitute general, unsecured obligations of the Company, and will rank equally among themselves and pari passu with all other present and future unsecured and unsubordinated obligations of the Company except for obligations accorded preference by mandatory provisions of applicable law. No application will be made for a listing of the Notes.

5. No assignment or transfer or part only of the Notes may be made. Any assignment or transfer of the Notes (in whole) within 6 months from the date of issue must be made with the prior consent of the board of directors of the Company and (if required) the Stock Exchange of Hong Kong Limited (the "Stock Exchange"). Thereafter, unless prior consent of Stock Exchange is otherwise required, the Notes are freely transferable in whole.

      6. The Notes may only be transferred by execution of a form of transfer (the "Transfer Form") which shall be in a form previously agreed between the Company and the Noteholder under the hand of the transferor and the transferee (or their duly authorized representatives) or, where either the transferor or transferee is a corporation, under its common seal (if any) and under the hand of one of its officers duly authorized in writing or otherwise executed by a duly authorized officer thereof. In this Condition 6 "transferor" shall, where the context permits or requires, include joint transferors or can be construed accordingly.

      7. The certificate of the Notes must be delivered for registration to the Company accompanied by (i) a duly executed Transfer Form; (ii) in the case of the execution of the Transfer Form on behalf of a corporation by its officers, the authority of that person or those persons to do so; and (iii) such other evidence (including legal opinions) as the Company may reasonably require if the Transfer Form is executed by some other person on behalf of the Noteholder. The Company shall, within 7 Business Days of receipt of such documents from the Noteholder, cancel the existing Certificate and issue a new certificate under the seal of the Company, in favour of the transferee or assignee as applicable.

      8. The Company shall maintain and keep a full and complete register at such location in the Cayman Islands as it shall from time to time determine of the Notes and the Noteholders from time to time recording its conversion and/or cancellation and the destruction of any replacement Notes issued in substitution for any mutilated, defaced, lost, stolen or destroyed Notes and of sufficient identification details of all Noteholders from time to time holding the Notes. The Company shall further procure that such register shall be made available to any holder of the Notes at all reasonable times.

      INTEREST

      9. Subject to Condition 10, the Notes will bear interest from the date of issue at the rate of 3 per cent per annum on the principal amount of the Notes from time to time outstanding, which subject as provided herein, will be calculated on the basis of 365-day year and in the case of an incomplete month, the number of actual days elapsed and be payable by the Company semi-annually in arrears on dates falling six calendar months and one year after the date of issue of the Notes and on the anniversaries of such dates for each year thereafter. The first payment shall be made on the date falling six calendar months after the date of issue of the Notes.

      10. In the event that the Noteholder has converted part or whole of the principal amount of the Notes, the Noteholder shall not be entitled to interest in respect of such part or whole as the case may be of the principal amount for the period from the immediately preceding interest payment date to the Conversion Date concerned both dates inclusive.

      PAYMENTS

      11. Payment of the principal in respect of the Notes will be made on the due date by way of the Company's cheque drawn on a licensed bank in Hong Kong to be delivered to the Noteholder at the address as set out in Condition 31. Payments of interest in respect of the Notes will be made semi-annually by way of the Company's cheque drawn on a licensed bank in Hong Kong to be delivered to the Noteholder at the address as set out in Condition 31. All Payments by the Company shall be made in Hong Kong Dollars.

      12. If the due date for payment of any amount in respect of the Notes is not a Business Day, the Noteholder will be entitled to payment on the next following Business Day in the same manner and will not be entitled to any further interest or other payment in respect of any such delay.

      CONVERSION

      13. Subject as hereinafter provided (for the avoidance of doubt, including Clause 26.1), each Noteholder will have the right to convert the whole or part of the principal amount of the Note into Shares at any time and from time to time, from the date of issue up to the third anniversary of the date of issue of the Note in amounts of not less than HK$10,000,000 on each conversion, save that if at any time, the principal outstanding amount of the Note is less than HK$10,000,000, the whole (but not part only) of the principal outstanding amount of the Note may be converted. The price at which each Share shall be issued upon conversion shall be HK$2.556 (being 120% of the average closing price of the Shares of the Company quoted on the Stock Exchange for the last 10 trading days immediately before the date of the Subscription Agreement) subject to adjustment as hereafter described (the "Conversion Price"). No fraction of a Share will be issued on conversion but (except in cases where any such cash payment would amount to less than HK$10) an equivalent cash payment in Hong Kong dollars will be made to the Noteholder in respect of such fraction. Shares issued upon conversion shall rank pari passu in all respect with all other existing Shares outstanding on the date of the conversion notice (the "Conversion Notice") (being a notice received in accordance with Condition 24) and be entitled to all dividends and other distribution the record date for which falls on a date on or after the date of the Conversion Notice PROVIDED ALWAYS, the Noteholder shall not be entitled to exercise the conversion right hereunder if immediately after such conversion there shall be less than the prescribed minimum percentage of securities of the Company in the hands of the public within the meaning of Rule 8.08 of the Rules Governing the Listing of Securities (the "Listing Rules") of the Stock Exchange by reason of such conversion.

      ADJUSTMENTS

      14. Subject as hereinafter provided, the Conversion Price shall from time to time be adjusted in accordance with the following relevant provisions so that if the event giving rise to any such adjustment shall be such as would be capable of falling within more than one of Conditions 14.1 to 14.6 inclusive then it shall deemed to fall within the first of the applicable paragraphs to the exclusion of the remaining paragraphs:-

          14.1. If and whenever the Shares by reason of any consolidation or sub-division become of a different nominal amount, the Conversion Price in force immediately prior thereto shall be adjusted by multiplying it by the revised nominal amount and dividing the result by the former nominal amount. Each such adjustment shall be effective from the close of business in Hong Kong on the day immediately preceding the date on which the consolidation or sub-division becomes effective.

          14.2. If and whenever the Company shall issue (other than in lieu of a cash dividend)
     any Shares credited as fully paid by way of capitalisation of profits or reserves (including any share premium account or capital redemption reserve fund), the Conversion Price in force immediately prior to such issue shall be adjusted by multiplying it by the aggregate nominal amount of the issued Shares immediately before such issue and dividing the result by the sum of such aggregate nominal amount and the aggregate nominal amount of the Shares issued in such capitalisation. Each such adjustment shall be effective (if appropriate retroactively) from the commencement of the day next following the record date for such issue.

14.3 If and whenever the Company shall make any Capital Distribution (as defined in Condition 15) to holders (in their capacity as such) of Shares (whether on a reduction of capital or otherwise) or shall grant to such holders rights to acquire for cash assets of the Company or any of its subsidiaries, the Conversion Price in force immediately prior to such distribution or grant shall be adjusted by multiplying it by the following fraction:-

     A-B
     ---
      A


     where:-

     A = the market price (as defined in Condition 15) on the date on which the Capital Distribution or, as the case may be, the grant is publicly announced or (failing any such announcement) next preceding the date of the Capital Distribution or, as the case may be, of the grant; and

     B = the fair market value on the day of such announcement or (as the case may require) the next preceding day, as determined in good faith by an approved merchant bank, of the portion of the Capital Distribution or of such rights which is attributable to one Share,

     Provided that:-

     (aa) if in the opinion of the relevant approved merchant bank, the use of the fair market value as aforesaid produces a result which is significantly inequitable, it may instead determine (and in such event the above formula shall be construed as if B meant) the amount of the said market price which should properly be attributed to the value of the Capital Distribution or rights; and

     (bb) the provisions of this Condition 14.3 shall not apply in relation to the issue of Shares paid out of profits or reserves and issued in lieu of a cash dividend.

     Each such adjustment shall be effective (if appropriate retroactively) from the commencement of the day next following the record date for the Capital Distribution or grant.

14.4 If and whenever the Company shall offer to holders of Shares new Shares for subscription by way of rights, or shall grant to holders of Shares any options or warrants to subscribe for new Shares, at a price which is less than the market price at the date of the announcement of the terms of the offer or grant, the Conversion Price shall be adjusted by multiplying the Conversion Price in force immediately before the date of the announcement of such offer or grant by a fraction of which the numerator is the number of Shares in issue immediately before the date of such announcement plus the number of Shares which the aggregate of the amount (if any) payable for the rights, options or warrants and of the amount payable for the total number of new Shares comprised therein would purchase at such market price and the denominator is the number of Shares in issue immediately before the date of such announcement plus the aggregate number of Shares offered for subscription or comprised in the options or warrants (such adjustment to become effective (if appropriate retroactively) from the commencement of the day next following the record date for the offer or grant).

     14.5 If and whenever the Company shall issue wholly for cash any securities which by their terms are convertible into or exchangeable for or carry rights of subscription for new Shares:-

          (a) if the total Effective Consideration per Share (as defined below) initially receivable for such securities is less than the market price at the date of the announcement of the terms of issue of such securities, the Conversion Price shall be adjusted by multiplying the Conversion Price in force immediately prior to the issue by a fraction of which the numerator is the number of Shares in issue immediately before the date of the issue plus the number of Shares which the total Effective Consideration receivable for the securities issued would purchase at such market price and the denominator is the number of Shares in issue immediately before the date of the issue plus the number of Shares to be issued upon conversion or exchange of, or the exercise of the subscription rights conferred by, such securities at the initial conversion or exchange rate or subscription price. Such adjustment shall become effective (if appropriate retrospectively) from the close of business in Hong Kong on the Business Day next preceding whichever is the earlier of the date on which the issue is announced and the date on which the issuer determines the conversion or exchange rate or subscription price.

          (b) if and whenever the rights of conversion or exchange or subscription attached to any such securities as are mentioned in Condition 14.5(a) are modified so that the total Effective Consideration per Share initially receivable for such securities shall be less than the market price at the date of announcement of the proposal to modify such rights of conversion or exchange or subscription, the Conversion Price shall be adjusted by multiplying the Conversion Price in force immediately prior to such modification by a fraction of which the numerator is the number of Shares in issue immediately before the date of such modification plus the number of Shares which the total Effective Consideration receivable for the securities issued at the modified conversion or exchange price would purchase at such market price and of which the denominator is the number of Shares in issue immediately before such date of modification plus the number of Shares to be issued upon conversion or exchange of or the exercise of the subscription rights conferred by such securities at the modified conversion or exchange rate or subscription price. Such adjustment shall become effective as at the date upon which such modification shall take effect. A right of conversion or exchange or subscription shall not be treated as modified for the foregoing purposes where it is adjusted to take account of rights or capitalisation issues and other events normally giving rise to adjustment of conversion or exchange terms.

          (c) for the purposes of Condition 14.5, the "total Effective Consideration" receivable for the securities issued shall be deemed to be the consideration receivable by the Company for any such securities plus the additional minimum consideration (if any) to be received by the Company upon (and assuming) the conversion or exchange thereof or the exercise of such subscription rights, and the total Effective Consideration per Share initially receivable for such securities shall be such aggregate consideration divided by the number of Shares to be issued upon (and assuming) such conversion or exchange at the initial conversion or exchange rate or the exercise of such subscription rights at the initial subscription price, in each case without any deduction for any commissions, discounts or expenses paid, allowed or incurred in connection with the issue.

     14.6 If and whenever the Company shall issue wholly for cash any Shares at a price per Share which is less than the market price at the date of the announcement of the terms of such issue, the Conversion Price shall be adjusted by multiplying the Conversion Price in force immediately before the date of such announcement by a fraction of which the numerator is the number of Shares in issue immediately before the date of such announcement plus the number of Shares which the aggregate amount payable for the issue would purchase at such market price and the denominator is the number of Shares in issue immediately before the date of such announcement plus the number of Shares so issued. Such adjustment shall become effective on the date of the issue.

15. For the purposes of the provisions under the heading "ADJUSTMENTS" (for the avoidance of doubt, including Conditions 14 to 22):-

     "announcement"      shall include the release of an announcement to the
                         press or the delivery or transmission by telephone, telex or otherwise of an announcement to the Stock
                         Exchange and "date of announcement" shall mean the date on which the announcement is first so released, delivered or transmitted;

     "approved merchant  means a merchant bank of repute in Hong Kong selected bank" by the Company and agreed by the Noteholder for the purpose of providing a specific opinion or calculation or determination hereunder and in the absence of such agreement shall be Cazenove Asia Limited;

     "Capital            shall (without prejudice to the generality of that
     Distribution"       phrase) include distributions in cash or specie. Any
                         dividend charged or provided for in the accounts for any financial period shall (whenever paid and however described) be deemed to be a Capital Distribution
                         Provided that any such dividend shall be automatically deemed not a Capital distribution if it is paid out of the aggregate of the net profits (less losses) attributable to the holders of Shares for all financial periods after 31 December 2001 as shown in the audited consolidated profit and loss account of the Company and its subsidiaries for each financial period ended 31
                         December;

     "issue"             shall include allot;

     "market price"      means the average of the closing prices of one Share on
                         the Stock Exchange for each of the last five Stock
                         Exchange dealing days on which dealings in the Shares on the Stock Exchange took place ending on the last such dealing day preceding the day on or as of which the market price is to be ascertained;

     "Shares" includes, for the purposes of Shares comprised in any issue, distribution or grant pursuant to Conditions 14.3, 14.4, 14.5, or 14.6, any such ordinary shares of the Company as, when fully paid, will be Shares;

     "reserves"          includes unappropriated profits;

     "rights"            includes rights in whatsoever form issued.

16. The provisions of Conditions 14.2, 14.3, 14.4, 14.5 and 14.6 shall not apply to:-

     16.1 an issue of fully paid Shares upon the exercise of any conversion rights attached to securities convertible into Shares or upon exercise of any rights (including any conversion of the Notes) to acquire Shares provided that an adjustment has been made under the provisions under the heading "ADJUSTMENTS" in respect of the issue of such securities or granting of such rights (as the case may be);

     16.2 an issue of fully paid Shares upon the exercise of the Option;

     16.3 an issue of Shares or other securities of the Company or any subsidiary of the Company wholly or partly convertible into, or rights to acquire, Shares to officers or employees of the Company or any of its subsidiaries pursuant to any employee or executive share scheme in existence as at the date of the issue of Notes;

     16.4 an issue by the Company of Shares or by the Company or any subsidiary of the Company of securities wholly or partly convertible into or rights to acquire Shares, in any such case in consideration or part consideration for the acquisition of any other securities, assets or business provided that an adjustment has been made (if appropriate) under the provisions under the heading "ADJUSTMENTS" in respect of the issue of such securities or granting of such rights (as the case may be);

     16.5. an issue of fully paid Shares by way of capitalisation of all or part of any subscription right reserve, or any similar reserve which has been or may be established pursuant to the terms of any securities wholly or partly convertible into or rights to acquire Shares; or

     16.6. an issue of Shares pursuant to a scrip dividend scheme where an amount not less than the nominal amount of the Shares so issued is capitalised and the market value of such Shares is not more than 110 per cent of the amount of dividend which holders of the Shares could elect to or would otherwise receive in cash, for which purpose the "market value" of a Share shall mean the average of the closing prices for such Stock Exchange dealing days on which dealings in the Shares took place (being not less than five such days) as are selected by the directors of the Company in connection with determining the basis of allotment in respect of the relevant scrip dividend and which fall within the period of one month ending on the last day on which holders of Shares may elect to receive or (as the case may be) not to receive the relevant dividend in cash.

17. Any adjustment to the Conversion Price shall be made to the nearest one cent so that any amount under half a cent shall be rounded down and any amount of half a cent or more shall be rounded up and in no event shall any adjustment (otherwise than upon the consolidation of Shares into Shares of a larger nominal amount) involve an increase in the Conversion Price. In addition to any determination which may be made by the directors of the Company every adjustment to the Conversion Price shall be certified either (at the option of the Company) by the auditors of the Company for the time being or by an approved merchant bank.

18. Notwithstanding anything contained herein, no adjustment shall be made to the Conversion Price in any case in which the amount by which the same would be reduced in accordance with the foregoing provisions of this Condition 18 would be less than one cent and any adjustment that would otherwise be required then to be made shall not be carried forward.

19. If the Company or any subsidiary of the Company shall in any way modify the rights attached to any share or loan capital so as wholly or partly to convert or make convertible such share or loan capital into, or attach thereto any rights to acquire, Shares, the Company shall appoint an approved merchant bank to consider whether any adjustment to the Conversion Price is appropriate (and if such approved merchant bank shall certify that any such adjustment is appropriate the Conversion Price shall be adjusted accordingly and the provisions of Conditions 17, 18 and 21 shall apply).

20. Notwithstanding the provisions of Condition 14, in any circumstances where the Directors of the Company shall consider that an adjustment to the Conversion Price provided for under the said provisions should not be made or should be calculated on a different basis or that an adjustment to the Conversion Price should be made notwithstanding that no such adjustment is required under the said provisions or that an adjustment should take effect on a different date or with a different time from that provided for under the provisions, the Company may appoint an approved merchant bank to consider whether for any reason whatever the adjustment to be made (or the absence of adjustment) would or might not fairly and appropriately reflect the relative interests of the persons affected thereby and, if such approved merchant bank shall consider this to be the case, the adjustment shall be modified or nullified or an adjustment made instead of no adjustment in such manner including without limitation, making an adjustment calculated on a different basis) and/or the adjustment shall take effect from such other date and/or time as shall be certified by such approved merchant bank to be in its opinion appropriate.

21. Whenever the Conversion Price is adjusted as herein provided the Company shall give notice to the holder of the Notes that the Conversion Price has been adjusted (setting forth the event giving rise to the adjustment, the adjustment Conversion Price in effect prior to such adjustment, the adjusted Conversion Price and the effective date thereof) and shall at all times thereafter so long as the Notes remains outstanding make available for inspection at its principal place of business in Hong Kong a signed copy of the said certificate of the auditors of the Company or (as the case may be) of the relevant approved merchant bank and a certificate signed by a director of the Company setting forth brief particulars of the event giving rise to the adjustment, the Conversion Price in effect prior to such adjustment, the adjusted Conversion Price and the effective date thereof and shall, on request, send a copy thereof to the Noteholder.

22. If application of any of the provisions of the provisions under the heading "ADJUSTMENTS" would but for this Condition 22 result in the Conversion Price being reduced so that on conversion Shares shall fall to be issued at a discount to their nominal value, then the Conversion Price shall be adjusted to an amount equal to the nominal value of one Share.



PROTECTION OF THE NOTEHOLDER

23. So long as the Notes is outstanding, and subject to any approvals otherwise given in writing by the Noteholder:-

     23.1. the Company shall keep available for issue, free from pre-emptive rights, out of its authorised but unissued capital sufficient Shares to satisfy in full the Conversion Rights at the Conversion Price from time to time and all other rights for the time being outstanding of subscription for and conversion into Shares;

     23.2. the Company shall not in any way modify the rights attached to the Shares as a class or attach any special restrictions thereto;

     23.3. the Company shall not issue or pay up any securities by way of capitalisation of profits or reserves other than (i) by the issue of fully paid Shares to holders of its Shares; or (ii) as mentioned in Condition 16.4; or (iii) by the issue of Shares in lieu of a cash dividend in the manner referred to in Condition 16.5;

     23.4. the Company shall not create or permit to be in issue any Equity Share Capital other than Shares, provided that nothing in this Condition 23.4 shall prevent (i) any consolidation or sub-division of the Shares; or (ii) the issue of Equity Share Capital which does not participate in dividend before a certain date or in respect of a certain financial period but is pari passu in all other respects with the Shares; or (iii) the issue of Equity Share Capital to officers or employees of the Company or any of its subsidiaries pursuant to an employee or executive share scheme in existence as at the date of issue of the Notes or pursuant to the Share Option Scheme;

     23.5. the Company shall procure that (i) no securities issued by the Company shall be converted into Shares or exchanged for Shares except in accordance with the terms of issue thereof, (ii) no securities issued by the Company without rights to convert into Shares or to be exchanged for Shares shall subsequently be granted such rights and (iii) at no time shall there be in issue Shares of differing nominal values;

     23.6. the Company shall not make any issue, grant or distribution or take any other action if the effect thereof would be that on the exercise of the Conversion Rights it would but for Condition 22 be required to issue Shares at a discount to their nominal value;

     23.7. if an offer is made to the holders of Shares (or such holders other than the offeror and/or any company controlled by the offeror and/or persons acting in concert with the offeror) to acquire all or a proportion of the Shares, the Company shall forthwith give notice of such offer to the Noteholder and use all its reasonable endeavours to procure that a similar offer is extended in respect of the Notes or in respect of any Shares issued on conversion of the Notes during the period of the offer;

     23.8. the Company shall not make any distribution in specie to holders of Shares unless the Noteholder is entitled to the Specie Distribution Right in accordance with Condition 28;

     23.9. the Company shall not, subject as hereinafter provided, make any reduction or redemption of share capital, share premium account or capital redemption reserve involving the repayment of money to shareholders (other than to shareholders having the right on a winding-up to a return of capital in priority to the holders of Shares) or reduce any uncalled liability in respect thereof unless, in any such case, the same gives rise (or would, but for the provisions of Conditions 18or 20 give rise) to an adjustment of the Conversion Price in accordance with the provisions under the heading "ADJUSTMENTS";

     23.10. the Company shall use its best endeavours (a) to maintain a listing for all the issued Shares on the Stock Exchange or on such other equivalent internationally recognised stock exchange (a "recognised stock exchange") as the Company may from time to time determine (b) to obtain and maintain a listing on the Stock Exchange (or a recognised stock exchange) for all the Shares issued on the exercise of the Conversion Rights attaching to the Notes and (c) to obtain a listing for all the Shares issued on the exercise of the Conversion Rights attaching to the Notes on any other stock exchange on which any of the Shares are for the time being listed and will forthwith give notice to the holder of the Notes in accordance with Condition 31 of the listing or delisting of the Shares by any such stock exchange;

     23.11. as soon as possible and in any event not later than 14 Business Days after the announcement of the terms of any issue referred to in the provisions under the heading "ADJUSTMENTS" give notice to the Noteholder advising it of the date on which the relevant adjustment of the Conversion Price is likely to become effective and of the effect of exercising their Conversion Rights pending such date;

     23.12. the Company shall comply with and procure the compliance of all conditions imposed by the Stock Exchange or by any other competent authority (in Hong

            Kong or elsewhere) for approval of the issue of the Notes or for the listing of and permission to deal in the Shares issued or to be issued on the exercise of the Conversion Rights and to ensure the continued compliance thereof;

     23.13. The Company shall ensure that all Shares issued upon conversion of the Notes will be duly and validly issued fully paid and registered in the name of the Noteholder or its nominee(s).

     23.14. The Company shall not enter into any deed, agreement, assignment, instrument or documents whatsoever which may result in any breach of the terms of the Notes.


PROCEDURE FOR CONVERSION

24. The Conversion Rights may, subject as provided herein, be exercised on any Business Day prior to maturity of the Notes by the Noteholder delivering to the principal place of business address of the Company in Hong Kong a written notice stating of the outstanding principal amount of the Note that the Noteholder intends to convert together with the Certificate. The Noteholder shall be responsible for payment of all taxes and stamp duty, issue and registration duties (if any) and Stock Exchange levies and charges (if any) arising on conversion.

25. The Shares arising on conversion shall be allotted and issued by the Company to the Noteholder or as it may direct within 14 Business Days after, and with effect from, the date the Conversion Notice is served by the Noteholder and certificates for the Shares to which the Noteholder shall become entitled in consequence of exercising his Conversion Rights shall be issued in board lots and (if appropriate) together with an endorsement on the Certificate by a director of the Company for any balance of the Notes not converted.

26. The Company shall be entitled to redeem the outstanding Notes in accordance with the following provisions:

     26.1. Unless (and to the extent not) previously redeemed or converted and in each case cancelled as herein provided and subject to Condition
            26.2 below, the Company may at its option at any time after the expiry of a period of 18 months from the date of issue of the Notes by giving notice in writing (the "Early Redemption Notice") to the Noteholders (which notice shall specify the date of such redemption (the "Early Redemption Date") and shall be irrevocable) redeem all, or some (being HK$10,000,000 in principal amount or an integral multiple thereof), of the principal amount of the Notes outstanding on the Early Redemption Date (which shall not be more than 10 Business Days after the date on which such notice is given) provided that the closing price of the Shares on the Stock Exchange (as derived from the Daily Quotations Sheet of the Stock Exchange) for at least 20 dealing days in a period of 30 consecutive dealing days ending on the day immediately preceding the date of the Early Redemption Notice is at least 130 per cent. of the Conversion Price in effect on such dealing day. Such notice shall oblige the Company to redeem the principal amount of the Notes outstanding on such Early Redemption Date (the "Principal Redemption Amount") at 100 per cent. of its principal amount together with interest accrued on such Principal Redemption Amount from the Interest Payment Date last preceding the Early Redemption Date to but excluding the Early Redemption Date. For the purpose of this Condition 26.1, the term "dealing day" means a day on which the Stock Exchange is open for business. If there shall occur an event giving rise to a change in the Conversion Price during any such 30 dealing day period, appropriate adjustments for the relevant days shall be made for the purpose of calculating the closing price for such days. If no price as aforesaid is reported on the Stock Exchange for one or more consecutive dealing days, such day or days will be disregarded in the relevant calculation and will be deemed not to have existed when ascertaining such 30 dealing day period.

     26.2. In the event that a Noteholder serves a Conversion Notice at the same time or prior to the service by the Company of an Early Redemption Notice in accordance with Condition 26.1, the Conversion Notice shall prevail and accordingly if the outstanding principal amount of the Note held by such Noteholder is less than the aggregate of the principal amount of the Note to be converted pursuant to such Conversion Notice plus the Principal Redemption Amount, the outstanding principal amount of the Note held by such Noteholder (or relevant part thereof specified in such Conversion Notice) shall be converted in accordance with such Conversion Notice pursuant to these Conditions and the Early Redemption Notice shall be of effect only to the extent of the outstanding principal amount of the Note held by such Noteholder exceeds the principal amount of the Note to be converted pursuant to such Conversion Notice, if any. In the event that an Early Redemption Notice is served on a Noteholder prior to the service of a Conversion Notice by such Noteholder, the Early Redemption Notice shall prevail and accordingly if the outstanding principal amount of the Note held by such Noteholder is less than the aggregate principal amount of the Note to be converted pursuant to such Conversion Notice plus the Principal Redemption Amount, the outstanding principal amount of the Note held by such Noteholder (or relevant part thereof specified in such Early Redemption Notice) shall be redeemed in accordance with Condition 26.1 and the Conversion Notice shall be of effect only to the extent of the outstanding principal amount of the Note held by such Noteholder exceeds the Principal Redemption Amount, if any.

     26.3. Subject to Condition 26.1 above, and to the Noteholders' right to have the Notes redeemed on the Maturity Date in accordance with Condition 3, Noteholders shall not be entitled to redeem the Notes in whole or in part at any other time.

     26.4. Upon the redemption or conversion of the Notes, the Notes will forthwith be cancelled and may not be re-issued or re-sold.


EVENTS OF DEFAULT

27. If any of the following events occurs, a Noteholder may give notice to the Company that the Notes is, and it shall on the giving of such notice immediately become, due and payable at its principal amount together with any accrued interest calculated up to and including the date of repayment:-

     27.1. the Company fails to pay the principal when due or the Company fails to pay interest on the Notes when due unless non-payment of such interest is due solely to administrative or technical error and payment is made within seven Business Days of the due date thereof; or

     27.2. the Company defaults in performance or observance or compliance with any of its other obligations set out herein which default is incapable of remedy or, if capable of remedy, is not in the reasonable opinion of the Noteholder remedied within 14 Business Days after notice of such default shall have been given to the Company by such Noteholder; or

     27.3. any bank borrowings of the Company or its subsidiaries ("Major Subsidiaries") with net asset value as shown in the respective latest published accounts thereof amounts to 50% or more of that of the Company are not paid when due, or as the case may be, within any applicable grace period; or

     27.4. the Company or its Major Subsidiaries fails to pay when due or expressed to be due any amounts payable or expressed to be payable by it under any present or future guarantee for any moneys borrowed from or raised through a financial institution; or

     27.5. an encumbrancer takes possession or a receiver, manager or other similar officer is appointed on the whole or any substantial part of the undertaking, property, assets or revenues of the Company or its Major Subsidiaries; or

     27.6. the Company or its Major Subsidiaries becomes insolvent or is unable to pay its debts as they mature or applies for or consents to or suffers the appointment of any administrator, liquidator or receiver of the Company or its Major Subsidiaries on the whole or any part of the undertaking, property, assets or revenues of the Company or its Major Subsidiaries or takes any proceeding under any law for a readjustment or deferment of its obligations or any part of them or makes or enters into a general assignment or compromise with or for the benefit of its creditors; or

     27.7. an order is made or an effective resolution passed for winding-up of the Company or any of its Major Subsidiaries except in the case of winding-up for the purpose of the reorganisation of the Group structure of the Company and its Major Subsidiaries; or

     27.8. a moratorium is agreed or declared in respect of any indebtedness of the Company or any of its Major Subsidiaries or any governmental authority or agency condemns, seizes, compulsorily purchases or expropriates all or a substantial part of the assets of the Company or any of its Major Subsidiaries; or

     27.9. the Shares (as a class) cease to be listed on the Stock Exchange or a recognised stock exchange or are suspended from trading on the Stock Exchange for a continuous period of 14 trading days due to the default of the Company.

     The Company will forthwith on becoming aware of any such event as is mentioned in this Condition 27 give notice in writing thereof to the Noteholder. At any time after the Notes has become payable the Noteholder may without further notice institute such proceedings as it may think fit to enforce payment of the monies due.


DISTRIBUTION IN SPECIE

28. If the Company declares a distribution in specie other than an issue of Shares in lieu of a cash dividend (a "Specie Distribution") to shareholders at any time during the period in which the Noteholder can exercise its Conversion Rights, the Noteholder will, unless an adjustment to the Conversion Price has been made under the provisions under the heading "ADJUSTMENTS" in respect of the Specie Distribution in full, be entitled to an amount (the "Specie Distribution Right") which shall be determined as follows:-

     28.1. the Company and the Noteholder will forthwith on the date of announcement of the Specie Distribution instruct the approved merchant bank as defined in Condition 15 to value the Specie Distribution which would have been payable to the Noteholder on the Shares failing to be issued if the Noteholder had exercised its Conversion Rights immediately prior to the record date for the Specie Distribution in respect of the whole of the principal amount of the Notes then outstanding (the "Notional Specie Distribution"); and

     28.2. upon the determination of the approved merchant bank's valuation of the Notional Specie Distribution (which valuation shall be final and binding on both the Company and the Noteholder) the Company will pay a cash amount equal to the value of the Notional Specie Distribution to the Noteholder.


VOTING

29. The Noteholder will not be entitled to attend or vote at any meetings of the Company by reason only it being the Noteholder.


EXPERTS

30. In giving any certificate or making any adjustment hereunder, the auditors of the Company or (as the case may be) the approved merchant bank shall be deemed to be acting as experts and not as arbitrators and, in the absence of manifest error, their decision shall be conclusive and binding on the Company and the Noteholder and all persons claiming through or under them respectively.


NOTICES

31. Any notice required or permitted to be given shall be given by delivering it to the party:-

     31.1. in the case of Noteholder(s) to their address in Hong Kong as specified in the register of Noteholders

     31.2. in the case of the Company to 13th Floor, TCL Tower, 8 Tai Chung Road, Tsuen Wan, New Territories, Hong Kong

     or to such other address as the party concerned may have notified to the other party pursuant to this Condition 31 and may be given by sending it by hand or in a prepaid envelope by registered mail to such address or (in either case) to such other address as the party concerned may have notified to the other parties in accordance with this Condition 31 and such notice shall be deemed to be served at the time of delivery or (as the case may be) 48 hours after posting, or if sooner upon acknowledgement of receipt by or on behalf of the party to which it is addressed.

AMENDMENT

32. The terms and conditions of the Notes may be varied, expanded or amended by agreement in writing between the Company and the Noteholder.


GOVERNING LAW AND JURISDICTION

33. The Notes and the terms of the Notes are governed by and shall be construed in accordance with Hong Kong law and the parties agree to submit to the non-executive jurisdiction of the courts of Hong Kong.

                                   SCHEDULE 3
                           (Completion Requirements)


Obligations of the Company

1. At Completion, the Company shall deliver to each of the Subscribers (or to such person at such place as the Subscribers may direct):-

     1.1. a certified copy of the board resolution of the Company approving and authorising the execution and completion of this Agreement and the issue of the Notes and the Certificate(s) upon the terms and subject to the Conditions contained therein;

     1.2. evidence reasonably satisfactory to the Subscribers that the Condition Precedent have been fulfilled; and

     1.3. the Certificates duly issued in favour of the Subscribers in respect of the Notes subscribed.

Obligations of the Subscribers

2.   At Completion each of the Subscribers shall:-

     2.1. deliver to the Company a certified copy of its board resolution approving and authorising the execution of this Agreement; and

     2.2. pay the subscription moneys for the full face value of the Note(s) being subscribed in the manner as the Company may direct.

                                   SCHEDULE 4

                                  (Warranties)


1. The entire existing issued share capital of the Company is listed on the Stock Exchange and the Company is not aware of any circumstance whereby such listing will be suspended, cancelled or revoked before or after Completion as a result of the transactions contemplated by this Agreement.

2. Save as mentioned in this Agreement, the Company has the authority to enter into and perform this Agreement and that in entering into this Agreement, the Company does not do so in breach of any existing obligation or applicable legislation.

3. The Company has full power and authority to issue the Notes and perform its obligations thereunder subject to the fulfilment of the Condition Precedent.

4. Subject to the fulfilment of the Condition Precedent, all necessary consents, authorisations and approvals of and all necessary registrations and filings with any governmental or regulatory agency or body required in Hong Kong, the Cayman Islands or elsewhere for or in connection with this Agreement and the Notes and the performance of the terms thereof have been obtained or made or will have been obtained or made by Completion.

5. Subject as otherwise provided herein, the issue of the Notes and the Certificates will not infringe and will not be contrary to any laws or regulations of any government or regulatory body of Hong Kong, the Cayman Islands or elsewhere, as the case may be, and will not result in any breach of the terms of the Memorandum of Associated and Articles of Association of the Company or constitute a default under any deed, agreement, mortgage or other instrument to which the Company is a party.

6. Upon the issue of the Notes and the execution of the Certificates by and delivery of the same, the Notes and the Certificates will constitute the legal, valid and binding obligations of the Company enforceable against the Company in accordance with its terms.

7. The Company and its subsidiaries are not involved in any litigation, arbitration or administrative proceedings relating to claims or amounts which are material in the context of the issue of the Notes.

8. No event exists or has occurred and no condition is in existence which would be (after the issue of the Notes) an event of default under Condition 27 of the Conditions and no event or act has occurred which, with the giving of notice, or the lapse of time, or both, would (after the issue of the Notes), constitute such an event of default.

9. A copy of the Memorandum of Association and Articles of Association of the Company which have been supplied to the Subscribers and for the purposes of identification, signed by a director of the Company is complete and accurate in all material respects.

10. Save for the Options and as contemplated under the Subscription Agreement, there are no options, rights to acquire, or any other form of security or encumbrance on, over or affecting any part of the unissued share capital of the Company and there is no agreement or commitment to give or create any of the foregoing and no claim has been made by any person to be entitled to any of the foregoing.

11. The particulars relating to the share capital of the Company as set out in Recital (A) of this Agreement are correct and accurate and, subject to the fulfilment of the Condition Precedent, the Company will on Completion have sufficient authorised share capital to satisfy the Company's obligation under the Notes.

12. From the date hereof until the issue of the Notes no act will be done and no circumstances will arise which will (or but for Condition 18 of the Conditions would) give rise to an adjustment of the Conversion Price (as defined in the Conditions) under the provisions under the heading "ADJUSTMENTS" (for the avoidance of doubt including Conditions 14 to 22) of the Notes if the act were done or the circumstances arose after the issue of the Notes.

13.  The Accounts:-

     13.1. have been prepared on a basis consistent with those of the previous financial year in accordance with generally accepted accounting principles and practices including all applicable statements of standard accounting practice generally accepted in Hong Kong. The Accounts make proper provisions for all of the actual and contingent liabilities of the Company or any of its subsidiaries and comply with the disclosure requirements of the Companies Ordinance as if the Company were a company incorporated under the Companies Ordinance; and

     13.2. show a true and fair view of the state of affairs and financial position of the Company as at 31 December 2001 and of its results for the financial period ended on that date.

14.  Since 31 December 2001, to the date of this Agreement:-

     14.1. there has been no material adverse change in the financial condition or prospects of the Company;

     14.2. no dividend or any other distribution has been or will be declared, made or paid by the Company other than a final dividend of HK$0.03 per Share for the year ended 31 December 2001; and

     14.3. The Company has not incurred any material additional liabilities whether actual or contingent, otherwise than in the ordinary course of business and except as already announced by the Company to the public and/or its shareholders in accordance with the Listing Rules of the Stock Exchange before the date hereof.

15. The Company is deemed to have repeated all the Warranties on the basis that such

Warranties will at all times from the date of this Agreement up to and including the date of Completion be true complete and accurate in all respects and such Warranties shall have effect as if given at Completion as well as the date of this Agreement.

EXECUTION PAGE


     AS WITNESS whereof this Agreement has been duly executed on the date first above written.


SIGNED by Li Dong Sheng              )
duly authorised for and on behalf    )
of TCL INTERNATIONAL                 )    For and on behalf of
HOLDINGS LIMITED                     )    TCL INTERNATIONAL HOLDINGS LIMITED
whose signature                      )
is verified by:                           /s/ Li Dong Sheng
                                          --------------------------------------
[Illegible]                                      Authorized Signature(s)


SIGNED by Wong Toe Yeung             )
duly authorised for and on behalf    )
of United Asset Investments Limited  )    For and on behalf of
whose signature                      )    UNITED ASSET INVESTMENTS LIMITED
is verified by:
                                          /s/ Wong Toe Yeung
                                          --------------------------------------
[Illegible]                                      Authorized Signature(s)


SIGNED by Wong Toe Yeung             )
duly authorised for and on behalf    )
of Go-Win Limited                    )    For and on behalf of
whose signature                      )    GO-WIN LIMITED
is verified by:
                                          /s/ Wong Toe Yeung
                                          --------------------------------------
[Illegible]                                      Authorized Signature(s)


SIGNED by Li Shi Yuen, Joseph      )
duly authorised for and on behalf  )
of Nam Tai Electronics, Inc.       )    For and on behalf of
in the presence of:                )    NAM TAI ELECTRONICS, INC.

                                        /s/ Li Shi Yuen, Joseph
                                        ----------------------------------------
[Illegible]                                   Authorized Signature